Exhibit 10.1

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into this 30th day of March, 2015 (the “Effective Date”) by and between Lilis Energy, Inc. (the “Company”), and Abraham Mirman (“Executive”). Executive and the Company are referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties desire to enter into this Agreement setting forth the terms and conditions for the employment relationship between Executive and the Company.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1. Employment. The Parties agree that Executive’s employment with the Company is subject to the terms and conditions set forth herein.

2. Term. Subject to the remaining terms of this Section 2, this Agreement shall be for an initial term that begins on the Effective Date and continues in effect through the third anniversary of the Effective Date (the “Initial Term”) and, unless terminated sooner as herein provided, shall continue on a year to year basis after the third anniversary of the Effective Date (each a “Renewal Term”). If the Company or Executive elects not to renew this Agreement for a Renewal Term, the Company or Executive must give a written Notice of Termination (as defined below) to the other party at least one hundred and eighty (180) days before the expiration of the then-current Initial Term or Renewal Term, as applicable. In the event that one party provides the other with a Notice of Termination pursuant to this Section 2, no further automatic extensions will occur and this Agreement shall terminate at the end of the then-existing Initial Term or Renewal Term, as applicable and such termination shall not result in any entitlement to compensation pursuant to Section 6 hereof or otherwise.

3. Position. Executive shall be employed as and hold the title of Chief Executive Officer of the Company, with such duties and responsibilities that are customary in that position for public companies.

4. Scope of Services. Executive agrees, during the period of Executive’s employment by the Company, to devote substantially all of Executive’s business time, energy and best efforts to carry out his responsibilities with respect to the business and affairs of the Company and its affiliates. In addition, the Parties acknowledge and agree that Executive may (a) engage in and manage Executive’s passive personal investments, (b) engage in charitable and civic activities, and (c) engage in such other activities that the Company and Executive mutually agree to; provided, however, that such activities shall be permitted so long as such activities do not conflict with the business and affairs of the Company or interfere with the performance of Executive’s duties hereunder.

5. Salary, Compensation, and Benefits.

5.1 Base Salary. During Executive’s employment, the Company agrees to pay, and Executive agrees to accept, as Executive’s salary for all services to be rendered by Executive hereunder, a salary at an annual rate of Three Hundred Fifty Thousand Dollars ($350,000) (the “Base Salary”), payable in installments pursuant to the Company’s standard payroll practices and policies. The Base Salary may be subject to annual increases in the sole discretion of the Company.

5.2 Stock Grant and Signing Bonus. As of the Effective Date, Executive shall be granted 100,000 shares of the Company’s common stock (the “Stock Bonus”) pursuant to the Company’s 2012 Equity Incentive Plan (the “Plan”). Executive shall also be paid a cash signing bonus of $100,000.

5.3 Option Bonus. Subject to the conditions and performance goals set forth below, the Company hereby grants, pursuant to the Plan, to the Executive on the Effective Date an incentive stock option to purchase up to 2,000,000 shares of the common stock of the Company at a strike price equal to the closing share price for the Company’s common stock as reported on the national exchange on which the Company’s share price is reported at the close of trading on the Effective Date, which shall become exercisable as follows: (a) executive’s option to purchase up to 666,667 shares of Company common stock shall vest and become exercisable upon the Effective Date; (b) Executive’s option to purchase up to 666,667 shares of Company common stock shall vest and become exercisable upon the first anniversary of the Effective Date, and (c) Executive’s option to purchase up to 666,666 shares of Company common stock shall vest and become exercisable upon the second anniversary of the Effective Date.

5.4 Cash Incentive Bonus. Executive shall receive a lump-sum cash payment if and to the extent that during the period between the Effective Date and the one-year anniversary of the Effective Date (the “Measurement Period”), any of the following conditions set forth in Section 5.4.1 are satisfied, provided that, in addition, at least one of the conditions set forth in Section 5.4.2 is also satisfied (the “Incentive Bonus”), to be paid within 30 days after achievement of such conditions:

5.4.1

(a) Executive will be granted a cash bonus equal to 50% of his Base Salary payable to the Executive in the event that, during the Measurement Period, the Company has determined that its annualized gross production average for a consecutive 90-day period is equal to or exceeds 500 BOE per day;

(b) Without duplication of the amount described in the preceding clause (a), Executive will be granted a cash bonus equal to 100% of his Base Salary payable to the Executive in the event that, during the Measurement Period, the Company has determined that its annualized gross production average for a consecutive 90-day period is equal to or exceeds 1,250 BOE per day;

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(c) Without duplication of the amounts described in the preceding clauses (a) and (b), Executive will be granted a cash bonus equal to 200% of his Base Salary payable to the Executive in the event that, during the Measurement Period, the Company has determined that its annualized gross production average for a consecutive 90-day period is equal to or exceeds 2,500 BOE per day;

(d) Without duplication of the amounts described in the preceding clauses (a), (b) and (c), Executive will be granted a cash bonus equal to 300% of his Base Salary payable to the Executive in the event that, during the Measurement Period, the Company has determined that its annualized gross production average for a consecutive 90-day period is equal to or exceeds 3,750 BOE per day;

(e) Without duplication of the amounts described in the preceding clauses (a), (b), (c) and (d), Executive will be granted a cash bonus equal to 400% of his Base Salary payable to the Executive in the event that, during the Measurement Period, the Company has determined that its annualized gross production average for a consecutive 90-day period is equal to or exceeds 5,000 BOE per day; and

(f) Without duplication of the amounts described in the preceding clauses (a), (b), (c), (d) and (e), Executive will be granted a cash bonus equal to 500% of his Base Salary payable to the Executive in the event that, during the Measurement Period, the Company has determined that its annualized gross production average for a consecutive 90-day period is equal to or exceeds 6,250 BOE per day.

5.4.2

(a) The Company’s common stock maintains a ten (10) consecutive day VWAP of:

i. $1.50 per share upon 500 BOE per day;

ii. $2.00 per share upon 1,250 BOE per day;

iii. $2.50 per share upon 2,500 BOE per day;

iv. $3.00 per share upon 3,750 BOE per day;

v. $3.50 per share upon 5,000 BOE per day; or

vi. $4.00 per share upon 6,250 BOE per day.

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(b) The Company maintains an aggregate debt to EBITDAX ratio of 4.5:1. EBITDAX shall be calculated by multiplying its 90 day value over the same period as 5.4.1 above by 4.

(c) The Company maintains cash on hand (or equivalents) and/or availability of 10 times the Cash Incentive Bonus.

5.5 Performance Bonus. Notwithstanding Section 5.4 above, the Board of Directors, has, within its sole discretion, the authority to grant a performance bonus to Executive, at the end of each fiscal year of both the Initial Term and any Renewal Term.

5.6 Welfare and Benefit Plans. During Executive’s employment, (A) Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs of the Company; and (B) Executive and/or Executive’s family, as the case may be, shall be eligible to participate in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company (including, to the extent provided, without limitation, medical, prescription, dental, vision, disability, salary continuance, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs) (all such plans collectively, the “Plans”). Except as provided herein, the Company shall not be required to establish or continue the Plans or take any action to cause Executive to be eligible for any Plans on a basis more favorable than that applicable to all its executive-level employees generally. The Company reserves the right to modify or discontinue the Plans in the Company’s sole discretion.

5.7 Reimbursement. The Company shall reimburse Executive (or, in the Company’s sole discretion, shall pay directly), upon presentation of vouchers and other supporting documentation as the Company may reasonably require, for reasonable out-of-pocket expenses incurred by Executive relating to the business or affairs of the Company or the performance of Executive’s duties hereunder, including, without limitation, reasonable expenses with respect to mileage, entertainment, travel and similar items, dues for membership in professional organizations, and similar professional development expenses, provided that the incurring of such expenses shall have been approved in accordance with the Company’s regular reimbursement procedures and practices in effect from time to time.

5.8 Vacation. In addition to statutory holidays, Executive shall be entitled to no less than four (4) weeks paid vacation each calendar year during Executive’s employment. Vacation shall accrue pursuant to the Company’s vacation accrual policy applicable to all employees of the Company.

5.9 Withholding. The Company may withhold from Executive’s compensation all applicable amounts required by law.

5.10 Reservation of Rights. The Company reserves the right to modify, suspend or discontinue any and all of the employee benefit plans, practices, policies and programs referenced in Sections 5.6 through 5.8 above at any time without recourse by Executive so long as such action is taken with respect to senior executives generally and does not single out Executive.

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6. Payments Upon Termination of Employment.

6.1 Accrued but Unpaid Salary and Bonus. In the event Executive’s employment with the Company terminates for any reason, the Company shall pay to Executive (or, in the event of Executive’s death, to Executive’s estate or named beneficiary) (a) any Base Salary, vacation pay, expense reimbursements, and benefits that are accrued but unpaid as of the date of termination and (b) any earned but unpaid bonus for any prior or current year.

6.2 Severance.

(a) Upon termination of Executive’s employment with the Company by the Company without Cause (as defined below) or upon Executive’s resignation from employment for Good Reason (as defined below), in either case absent a Change in Control (as defined below), in each case contingent upon Executive’s execution, non-revocation, and delivery of a Confidential Severance and Release Agreement in a form substantially similar to Schedule A of this Agreement (the “Release Agreement”), Executive shall be entitled to the following: (i) a lump sum severance payment in an amount equal to twelve (12) months of the Base Salary in effect immediately prior to Executive’s last date of employment, less applicable withholdings and deductions; and (ii) immediate and full vesting of and lifting of restrictions on any unvested shares included in the Plan.

(b) Upon termination of Executive’s employment with the Company by the Company without Cause or upon Executive’s resignation from employment for Good Reason, in either case within one year of a Change in Control, in each case contingent upon Executive’s execution, non-revocation, and delivery of the Release Agreement, Executive shall be entitled to the following: (i) a lump sum severance payment in an amount equal to twenty four (24) months of the Base Salary in effect immediately prior to Executive’s last date of employment, less applicable withholdings and deductions and (ii) immediate and full vesting of and lifting of restrictions on any unvested shares included in the Plan.

(c) The Company’s obligations under this Section 6.2 are subject to the requirements and time periods set forth in this Section 6.2 and in the Release Agreement. Prior to receiving the payments described in this Section 6.2, Executive shall execute the Release Agreement in substantially the form attached hereto as Schedule A on or before the date seventy-five (75) days after the last day of Executive’s employment. If Executive fails to timely execute and remit the Release Agreement in substantially the form attached hereto as Schedule A, Executive waives any right to the payments provided under this Section 6.2. The Company will have no further obligations to Executive under this Agreement or otherwise after making payments pursuant to this Section 6.2. Payments under this Section 6.2 shall be made within fifteen (15) days of Executive’s execution and delivery of the Release Agreement, provided that Executive does not revoke the Release Agreement.

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(d) Executive agrees that payments made pursuant to this Section 6.2 shall constitute the exclusive and sole remedy for any termination of Executive’s employment, and Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The foregoing shall not limit any of Executive’s rights with regard to any rights to indemnification, advancement or payment of legal fees and costs, and coverage under directors and officers liability insurance.

(e) During the eighteen-month period following the date of the termination of Executive’s employment, the Company shall allow Executive and his eligible dependents to continue to be covered by all medical, vision and dental benefit plans maintained by the Company under which Executive was covered immediately prior to the date of Executive’s termination of employment at the same active employee premium cost as a similarly situated active employee; provided, however, that in the event that Executive’s employment is terminated without Cause or as the result of a Change in Control, the Company shall pay all such expenses on behalf of the Executive and his eligible dependents during the entire eighteen-month period following the date of the termination of Executive’s employment.

(f) Anything in this Agreement to the contrary notwithstanding, the Company shall have the right to terminate all payments and benefits owing to Executive pursuant to this Section 6.2 upon the Company’s discovery of any material breach by Executive of Executive’s obligations under the Release Agreement or Sections 8 or 9 of this Agreement.

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7. Definitions. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meaning hereby assigned to them as follows:

7.1 “Cause” shall mean a determination in good faith by the Board that Executive (a) has, in the performance of Executive’s duties with respect to the Company or any of its affiliates, engaged in reckless or willful misconduct or has violated the law, (b) has refused without proper legal reason to perform Executive’s duties and responsibilities to the Company or any of its affiliates, which continues after notice from the Company to perform such duties and responsibilities (for the purposes of this clause, the phrase “proper legal reason” shall include the Executive’s death or disability and the Executive’s delivery of a Notice of Termination for Good Reason where the assertion by the Executive of termination of employment for Good Reason is for an event that constitutes Good Reason under the terms of this Agreement), (c) has breached any material provision of this Agreement or (d) has been convicted of (or pleaded no contest to) a felony (other than a crime involving the operation of a motor vehicle not involving a serious injury or death to an individual); provided, that, the Executive shall have thirty (30) days from the date on which the Executive receives the Company’s Notice of Termination for Cause under clause (a), (b) and (c) to remedy any such occurrence otherwise constituting Cause under such clause..

For purposes of this definition, no act or failure to act by Executive shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company.

In connection with a determination of “Cause,” a majority of the Board shall make such determination at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board).

7.2 “Change in Control” shall mean (i) one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock; (ii) one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing 30% or more of the total voting power of the stock of the Company; (iii) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or (iv) the sale of all or substantially all of the Company’s assets. Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A of the Internal Revenue Code.

7.3 “Good Reason” shall mean the occurrence of any of the following events:

(a) A material diminution in Executive’s Base Salary; or

(b) A material diminution in Executive’s authority, duties, or responsibilities as an officer or the Board fails to re-nominate Executive for election to the Board;

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(c) The involuntary relocation of the geographic location of Executive’s principal place of employment by more than 25 miles from the location of Executive’s principal place of employment as of the Effective Date.

(d) A breach by the Company of a material provision of this Agreement.

Notwithstanding the foregoing provisions of this Section 7.3 or any other provision in this Agreement to the contrary, any assertion by Executive of a termination of employment for “Good Reason” shall not be effective unless all of the following conditions are satisfied: (i) the conditions described in Section 7.3(a), (b), (c), or (d), giving rise to Executive’s termination of employment must have arisen without Executive’s consent; and (ii) in the case of the conditions described in Section 7.3(a), (b), (c) or (d), (A) Executive must provide written notice to the Company of such condition in accordance with Section 16 within forty five (45) days of Executive gaining knowledge of the initial existence of the condition, (B) the condition specified in such notice must remain uncorrected for thirty (30) days after receipt of such notice by the Company and (C) the date of Executive’s termination of employment must occur within thirty (30) days after the expiration of the cure period set forth in (B) above. This definition of “Good Reason” shall be construed and administered in accordance with the requirements of Treasury Regulation Section 1.409A-1(n)(2).

7.4 “Notice of Termination” shall mean a written notice delivered by the Company or the Executive to the other party indicating the specific termination provision in this Agreement relied upon for termination of Executive’s employment and the date of termination that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

8. Non-Competition; Non-Solicitation; Anti-Raiding.

8.1 Executive hereby covenants and agrees that during the period of Executive’s employment by the Company, and for a period of one (1) year following the termination of such employment, regardless of the reason for termination, Executive will not, without the prior written consent of the Board, accept a position to perform duties similar to those performed by Executive while at the Company, directly or indirectly (whether as proprietor, stockholder, director, partner, employee, agent, independent contractor, consultant, trustee, or in any other capacity), with respect to any property, drilling program, oil or gas leasehold, project or field, in which the Company participates, or has any investment or other business interest in, within five (5) miles of the boundary of any existing Company leasehold in the United States in which the Company has conducted business at any time within the two-year period immediately preceding the termination of Executive’s employment (a “Competing Enterprise”); provided, however, Executive shall not be deemed to be participating or engaging in a Competing Enterprise solely by virtue of his ownership of not more than one percent (1%) of any class of stock or other securities which are publicly traded on a national securities exchange or in a recognized over-the-counter market.

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8.2 Executive may not avoid the purpose and intent of Section 8.1 by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications or other similar methods.

9. Confidential Information.

9.1 For the purposes of this Agreement, “Confidential Information” means all proprietary information, data, knowledge, and know-how relating, directly or indirectly, to the Company and its business, including, without limitation: (i) business plans and strategies, prospect information, financial information, investment plans, marketing plans and strategies, and/or financial plans and strategies; (ii) confidential personnel or human resources data; (iii) all of the Company’s technical and business information, whether patentable or not, which is of a confidential, trade secret or proprietary character; (iv) the identity of customers; (v) existing or prospective oil or gas properties, investors, participation agreements, working, royalty or other interests; contract terms; (vi) bidding information and strategies; pricing methods or information; (vii) computer software; computer software methods and documentation; (viii) hardware; (ix) the Company’s methods of operation; (x) the procedures, forms and techniques used in servicing accounts or properties; (xi) seismic, geophysical, petrophysical, or geological data; (xii) well logs and other well data; and (xiii) any other documents, information or data that the Company requires to be maintained in confidence for the Company’s business success or that constitutes material non-public information under the U.S. securities laws. The list set forth above is not intended by the Company to be a comprehensive list of Confidential Information. All Confidential Information shall be treated as Confidential Information regardless of whether it pertains to the Company or its customers and regardless of whether it is stamped as “confidential.”

9.2 Executive acknowledges that the success of the Company depends in large part on the protection of the Confidential Information. Executive further acknowledges that in the course of Executive’s employment with the Company, Executive will become familiar with the Company’s Confidential Information. Executive recognizes and acknowledges that the Confidential Information is a valuable, special and unique asset of the Company’s business, access to and knowledge of which are essential to the performance of Executive’s duties hereunder. Executive acknowledges that use or disclosure of the Confidential Information outside the performance of Executive’s job duties for the Company would cause harm and/or damage to the Company.

9.3 Both during or after the term of Executive’s employment by the Company, Executive agrees that Executive will not, except in the ordinary course of Executive’s employment with the Company, disclose any Confidential Information to any person, firm, business, company, corporation, association, or any other entity for any reason or purpose whatsoever. Executive also agrees that Executive will not make use of any Confidential Information for Executive’s own purposes or for the benefit of any person, firm, business, company, corporation, or any other entity (except the Company) under any circumstances during or after the term of Executive’s employment. Executive shall consider and treat as confidential all Confidential Information in any way relating to the Company’s business and affairs, whether created by Executive or otherwise coming into Executive’s possession before, during, or after the termination of Executive’s employment. Executive shall secure and protect the Confidential Information in a manner designed to prevent all access and uses thereof contrary to the terms of this Agreement. Executive further agrees that Executive shall use Executive’s best efforts to assist the Company in identifying and preventing any use or disclosure of the Confidential Information contrary to this Agreement.

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9.4 Executive represents and warrants that, upon separation of employment, and without any request by the Company, Executive will return to Company any and all property, documents, and files (including all recorded media, such as papers, computer disks or other data storage devices, copies, photographs, maps, transparencies, and microfiche) that contain Confidential Information or relate in any way to Company or its business. Executive agrees, to the extent Executive possesses any files, data, or information relating in any way to Company or its business on any personal computer, Executive will delete those files, data, or information (and will retain no copies in any form). Executive also will return any Company tools, equipment, calling cards, credit cards, access cards or keys, any keys to any filing cabinets and/or vehicles, and all other Company property in any form prior to the last date of employment.

10. Equitable Remedies. The services to be rendered by Executive and the Confidential Information entrusted to Executive as a result of Executive’s employment by the Company are of a unique and special character, and, notwithstanding any other provision in this Agreement, any breach by Executive of this Agreement, including a breach of Sections 8 and 9 (including any subsection), will cause the Company immediate and irreparable injury and damage, for which monetary relief would be inadequate or difficult to quantify. The Company will be entitled to, in addition to all other remedies available to it, injunctive relief, specific performance, or any other equitable relief to prevent a breach and to secure the enforcement of the provisions of this Agreement. It is hereby further agreed that the provisions of Sections 8 and 9 are separate from and independent of the remainder of this Agreement and that these provisions are specifically enforceable by the Company notwithstanding any claim made by Executive against the Company. Injunctive relief may be granted immediately upon the commencement of any such action, and the Company need not post a bond to obtain temporary or permanent injunctive relief.

11. Business Opportunities. Executive shall promptly disclose to the Company all business ideas, prospects, proposals, and other opportunities pertaining to any aspect of the Company’s business that are originated by any third parties and brought to the attention of Executive during the term of Executive’s employment by the Company.

12. Representations and Warranties. Executive hereby represents and warrants to the Company as follows:

12.1 Executive acknowledges the success of the Company’s business depends in large part on the protection of the Confidential Information and trade secrets. Executive acknowledges Executive’s access to the Confidential Information, coupled with the personal relationships and goodwill between the Company and its customers, would enable Executive to compete unfairly against the Company;

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12.2 Executive has full power, authority, and capacity to enter into this Agreement and to perform his obligations hereunder. This Agreement has been voluntarily executed by Executive and constitutes a valid and binding agreement of Executive;

12.3 Executive has read this Agreement and has had the opportunity to have this Agreement reviewed by Executive’s legal counsel;

12.4 Given the nature of the business in which the Company is engaged, the restrictions in Sections 8 and 9 above, including their geographic scope and duration, are reasonable and necessary to protect the legitimate interests of the Company;

12.5 Executive acknowledges and agrees that Executive’s continued employment with the Company is sufficient consideration for this Agreement;

12.6 Executive is among the Company’s executive personnel, management personnel, or officers and employees who constitute professional staff to executive and management personnel. Moreover, Executive acknowledges this Agreement is intended to protect the Company’s trade secrets and Confidential Information;

12.7 To the best of Executive’s knowledge, Executive’s employment with the Company will not (1) conflict with or result in a breach of any of the provisions of, (2) constitute a default under, (3) result in the violation of, (4) give any third party the right to terminate or to accelerate any obligation under, or (5) require any authorization, consent, approval, execution, or other action by or notice to any court or other governmental body under the provisions of any other agreement or instrument to which Executive is a party;

12.8 Executive has not previously and will not in the future disclose to the Company any proprietary information, trade secrets, or other confidential information belonging to any previous employer; and

12.9 Executive will notify business partners and future employers of Executive’s obligations under this Agreement.

13. Waivers and Amendments. The respective rights and obligations of the Company and Executive under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) or amended only with the written consent of a duly authorized representative of the Company and Executive. The waiver by either Party of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach by such other Party. The failure of either Party to insist upon strict performance of any of the terms or conditions of this Agreement shall not constitute a waiver of any of such Party’s rights hereunder.

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14. Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon and assignable to, successors of the Company by way of merger, consolidation or sale. Executive may not assign or delegate to any third person Executive’s obligations under this Agreement. The rights and benefits of Executive under this Agreement are personal to him (or, in the event of Executive’s death or disability, Executive’s personal representative, heirs, or beneficiaries), and no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer.

15. Entire Agreement. This Agreement, including Schedule A, constitutes the full and entire understanding and agreement of the Parties with regard to the subjects hereof and supersedes and cancels in its entirety all other or prior or contemporaneous agreements, whether oral or written, with respect thereto. For the avoidance of doubt, any and all rights to shares or options of the Company granted to Executive pursuant to the Plan and prior to the execution of this Agreement that are unpaid or unvested as of the Effective Date, shall be deemed forfeited by the Executive.

16. Notices. Any notices, consents, or other communications required to be sent or given hereunder by either of the Parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, or (c) delivered by a nationally recognized overnight courier service to the Parties at the addresses set forth below:

If to the Company:	Lilis Energy, Inc.
216 16th Street, Suite 1350
Denver, CO 80202

If to Executive:	Abraham Mirman
5 Stonehenge Lane
East Northport, NY 11731

or to the current address listed in the Company’s records.

17. Venue and Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Colorado, without regard to its conflicts of law provisions. Venue and jurisdiction will be in the state of New York or federal courts. In addition to any other relief that may be granted by such courts, the prevailing Party in any litigation arising from this Agreement shall be entitled to an award of reasonable attorneys’ fees and expenses incurred in connection therewith.

18. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

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19. Section 409A.

19.1 This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed accordingly. It is the intention of the Parties that payments or benefits payable under this Agreement shall not be subject to the additional tax or interest imposed pursuant to Section 409A. To the extent such potential payments or benefits are or could become subject to Section 409A, the Parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax or interest being imposed; provided, however, in no event shall the Company be liable to Executive for any taxes, interest, or penalties due as a result of the application of Section 409A to any payments or benefits provided hereunder.

19.2 Each payment provided for in this Agreement shall, to the extent permissible under Section 409A, be deemed a separate payment for purposes of Section 409A.

19.3 Payments or benefits pursuant to this Agreement shall be treated as exempt from Section 409A to the maximum extent possible under Treasury Regulation Section 1.409A-1(b)(9)(v), and/or under any other exemption that may be applicable, and this Agreement shall be construed accordingly.

19.4 All taxable expenses or other reimbursements or in-kind benefits under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee. Any such taxable reimbursement or any taxable in-kind benefits provided in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

19.5 Executive shall have no right to designate the date of any payment hereunder.

19.6 The definition of Good Reason is intended to constitute “good reason” as such term is used in Treas. Reg. §1.409A-1(n)(2) and shall be interpreted and construed accordingly, and to the maximum extent permitted by Section 409A and guidance thereunder, a termination for Good Reason shall be an “involuntary separation from service” as such term is used in Treas. Reg. §1.409A-1(n). For purposes of Section 6 of this Agreement, “termination” (or any similar term) when used in reference to Executive’s employment shall mean “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder, and Executive shall be considered to have terminated employment with the Company when, and only when, Executive incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.

19.7 Notwithstanding any other provision of this Agreement to the contrary, if (1) on the date of Executive’s separation from service (as such term is used or defined in Code Section 409A(a)(2)(A)(i), Treasury Regulation Section 1.409A-1(h), or any successor law or regulation), any of the Company’s equity is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Code) and (2) as a result of such separation from service, the Executive would receive any payment that, absent the application of this sentence, would be subject to interest and additional tax imposed pursuant to Code Section 409A as a result of the application of Code Section 409A(2)(B)(i), then, to the extent necessary to avoid the imposition of such interest and additional tax, such payment shall be deferred until the earlier of (i) 6 months after the Executive’s separation from service, (ii) the Executive’s death, (iii) or such earlier time as may be permitted under Code Section 409A.

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20. Severability; Titles and Subtitles; Gender; Singular and Plural; Counterparts; Facsimile.

20.1 In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. In the event any provision is held illegal, invalid, or unenforceable, such provision shall be limited or revised by a court of competent jurisdiction so as to give effect to the provision to the fullest extent permitted by applicable law. If any of the covenants in Section 8 are held to be unreasonable, arbitrary, or against public policy, such covenants will be considered divisible with respect to scope, time, and geographic area, and in such lesser scope, time, and geographic area, will be effective, binding and enforceable against Employee to the greatest extent possible.

20.2 The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

20.3 The use of any gender in this Agreement shall be deemed to include the other genders, and the use of the singular in this Agreement shall be deemed to include the plural (and vice versa), wherever appropriate.

20.4 This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument.

20.5 Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile or electronic transmission shall be deemed to constitute signed original counterparts hereof and shall bind the Parties signing and delivering in such manner.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above specified.

COMPANY:		EXECUTIVE:

Lilis Energy, Inc.

By:	/s/ Nuno Brandolini	/s/ Abraham Mirman
Name:	Nuno Brandolini	Abraham Mirman
Title:	Chairman of the Board

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Schedule A

Form of Confidential Severance and Release Agreement

CONFIDENTIAL SEVERANCE AND RELEASE AGREEMENT

This Confidential Severance and Release Agreement (“Agreement”) is made between (i) ________________ (“Executive”) and (ii) ___________________(the “Company”). Executive and the Company are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Executive’s employment with the Company ended effective [DATE];

WHEREAS, the Parties wish to resolve fully and finally potential disputes regarding Executive’s employment with the Company; and

WHEREAS, in order to accomplish this end, the Parties are willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein, the Parties to this Agreement agree as follows:

TERMS

1. Separation and Effective Date. Executive’s last day of employment with the Company was [DATE] (the “Separation Date”). This Agreement shall become effective on the eighth day after Executive signs this Agreement (the “Effective Date”), so long as Executive does not revoke this Agreement pursuant to Paragraph 6(g) below. Executive must elect to execute this Agreement within seventy-five (75) days of the Separation Date. In the event Executive does not sign the Agreement within the seventy-five day period, the terms of this Agreement are null and void and without effect.

2. Consideration.

a. After the Effective Date, and on the express condition that Executive has not revoked this Agreement, (i) the Company will pay Executive a lump sum severance payment in an amount equal to twelve (12) months of Executive’s Base Salary in effect immediately prior to Executive’s last date of employment, or twenty four (24) months of Executive’s Base Salary in effect immediately prior to Executive’s last date of employment upon a Change in Control, less applicable withholdings and deductions; and (ii) to the extent applicable, immediate and full vesting of and lifting of restrictions on any unvested shares included in the 2012 Equity Incentive Plan. “Change of Control’ shall have the meaning prescribed to it in Employee’s Amended and Restated Employment Agreement, dated as of [    ], 2015.

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b. Reporting of and withholding on any payment under this Paragraph for tax purposes shall be at the discretion of the Company in conformance with applicable tax laws. If a claim is made against the Company for any additional tax or withholding in connection with or arising out of any payment pursuant to subparagraph (a) above, Executive shall pay any such claim within thirty (30) days of being notified by the Company and agrees to indemnify the Company and hold it harmless against such claims, including, but not limited to, any taxes, attorneys’ fees, penalties, and/or interest, which are or become due from the Company.

3. General Release.

a. Executive, for Executive and for Executive’s affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys, and representatives, voluntarily, knowingly, and intentionally releases and discharges the Company and each of its predecessors, successors, parents, subsidiaries, affiliates, and assigns and each of their respective officers, directors, principals, shareholders, board members, committee members, employees, agents, and attorneys from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys’ fees (including, but not limited to, any claim of entitlement for attorneys’ fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees) of every kind and description from the beginning of time through the Effective Date (the “Released Claims”).

b. The Released Claims include, but are not limited to, those which arise out of, relate to, or are based upon: (i) Executive’s employment with the Company or the termination thereof; (ii) statements, acts, or omissions by the Parties whether in their individual or representative capacities; (iii) express or implied agreements between the Parties, (except as provided herein) and claims under any severance plan; (iv) any stock or stock option grant, agreement, or plan; (v) all federal, state, and municipal statutes, ordinances, and regulations, including, but not limited to, claims of discrimination based on race, color, national origin, age, sex, sexual orientation, religion, disability, veteran status, whistleblower status, public policy, or any other characteristic of Executive under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act or any other federal, state, or municipal law prohibiting discrimination or termination for any reason; (vi) state and federal common law; (vii) the failure of this Agreement, or of any other employment, severance, profit sharing, bonus, equity incentive or other compensatory plan to which Executive and the Company are or were parties, to comply with, or to be operated in compliance with, Internal Revenue Code Section 409A, or any similar provision of state or local income tax; and (viii) any claim which was or could have been raised by Executive.

4. Unknown Facts. This Agreement includes claims of every nature and kind, known or unknown, suspected or unsuspected. Executive hereby acknowledges that Executive may hereafter discover facts different from, or in addition to, those which Executive now knows or believes to be true with respect to this Agreement, and Executive agrees that this Agreement and the releases contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof.

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5. No Admission of Liability. The Parties agree that nothing contained herein, and no action taken by any Party hereto with regard to this Agreement, shall be construed as an admission by any Party of liability or of any fact that might give rise to liability for any purpose whatsoever.

6. Warranties. Executive warrants and represents as follows:

a. Executive has read this Agreement, and Executive agrees to the conditions and obligations set forth in it.

b. Executive voluntarily executes this Agreement (i) after having been advised to consult with legal counsel, (ii) after having had opportunity to consult with legal counsel, and (iii) without being pressured or influenced by any statement or representation or omission of any person acting on behalf of the Company including, without limitation, the officers, directors, board members, committee members, employees, agents, and attorneys for the Company.

c. Executive has no knowledge of the existence of any lawsuit, charge, or proceeding against the Company or any of its officers, directors, board members, committee members, employees, successors, affiliates, or agents arising out of or otherwise connected with any of the matters herein released. Subject to the provisions of Paragraph 13 below, in the event that any such lawsuit, charge, or proceeding has been filed, Executive immediately will take all actions necessary to withdraw or terminate that lawsuit, charge, or proceeding.

d. Executive has not previously disclosed any information which would be a violation of the confidentiality provisions set forth below if such disclosure were to be made after the execution of this Agreement.

e. Executive has full and complete legal capacity to enter into this Agreement.

f. Executive has had at least twenty-one (21) days in which to consider the terms of this Agreement. In the event that Executive executes this Agreement in less time, it is with the full understanding that Executive had the full twenty-one (21) days if Executive so desired and that Executive was not pressured by the Company or any of its representatives or agents to take less time to consider the Agreement. In such event, Executive expressly intends such execution to be a waiver of any right Executive had to review the Agreement for a full twenty-one (21) days.

g. Executive has been informed and understands that (i) to the extent that this Agreement waives or releases any claims Executive might have under the Age Discrimination in Employment Act, Executive may rescind Executive’s waiver and release within seven (7) calendar days of Executive’s execution of this Agreement and (ii) any such rescission must be in writing and e-mailed and hand delivered to [NAME AND CONTACT INFO], within the seven-day period.

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h. Executive admits, acknowledges, and agrees that (i) Executive is not otherwise entitled to the amount set forth in Paragraph 2 and (ii) that amount is good and sufficient consideration for this Agreement.

i. Executive admits, acknowledges, and agrees that Executive has been fully and finally paid or provided all wages, compensation, vacation, bonuses, stocks, stock options, or other benefits from the Company which are or could be due to Executive under the terms of Executive’s employment with the Company, or otherwise.

7. Confidential Information.

a. Except as herein provided, all discussions regarding this Agreement, including, but not limited to, the amount of consideration, offers, counteroffers, or other terms or conditions of the negotiations or the agreement reached shall be kept confidential by Executive from all persons and entities other than the Parties to this Agreement. Executive may disclose the amount received in consideration of the Agreement only if necessary (i) for the limited purpose of making disclosures required by law to agents of the local, state, or federal governments; (ii) for the purpose of enforcing any term of this Agreement; or (iii) in response to compulsory process, and only then after giving the Company ten (10) days advance notice of the compulsory process and affording the Company the opportunity to obtain any necessary or appropriate protective orders. Otherwise, in response to inquiries about Executive’s employment and this matter, Executive shall state, “My employment with the Company has ended” and nothing more.

b. Executive shall not use, nor disclose to any third party, any of the Company’s business, personnel, or financial information that Executive learned during Executive’s employment with the Company. Executive hereby expressly acknowledges that any breach of this Paragraph 7 shall result in a claim for injunctive relief and/or damages against Executive by the Company, and possibly by others.

8. Section 409A. This Agreement is intended to comply with Section 409A of the Code and Treasury Regulations promulgated thereunder (“Section 409A”) and shall be construed accordingly. It is the intention of the Parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A. To the extent such potential payments or benefits are or could become subject to Section 409A, the Parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax or interest being imposed. Executive shall, at the request of the Company, take any reasonable action (or refrain from taking any action), required to comply with any correction procedure promulgated pursuant to Section 409A. Each payment to be made under this Agreement shall be a separate payment, and a separately identifiable and determinable payment, to the fullest extent permitted under Section 409A.

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9. Non-Disparagement. Executive agrees not to make to any person any statement that disparages the Company or reflects negatively on the Company, including, but not limited to, statements regarding the Company’s financial condition, employment practices, or officers, directors, board members, committee members, employees, successors, affiliates, or agents.

10. Cooperation. Executive agrees to cooperate with and assist the Company with any investigation, lawsuit, arbitration, or other proceeding to which the Company is subjected. Executive will make Executive available for preparation for, and attendance of, hearings, proceedings or trial, including pretrial discovery and trial preparation. Executive further agrees to perform all acts and execute any documents that may be necessary to carry out the provisions of this Paragraph 10.

11. Return of Property and Information. Executive represents and warrants that, prior to Executive’s execution of this Agreement, Executive will return to the Company any and all property, documents, and files, including any documents (in any recorded media, such as papers, computer disks or other data storage devices, copies, photographs, maps, transparencies, and microfiche) that relate in any way to the Company or the Company’s business. Executive agrees that, to the extent that Executive possesses any files, data, or information relating in any way to the Company or the Company’s business on any personal computer, Executive will delete those files, data, or information (and will retain no copies in any form). Executive also will return any tools, equipment, calling cards, credit cards, access cards or keys, any keys to any filing cabinets, vehicles, vehicle keys, and all other property in any form prior to the date Executive executes this Agreement.

12. No Application. Executive agrees that Executive will not apply for any job or position as an employee, consultant, independent contractor, or otherwise, with the Company or its subsidiaries or affiliates. Executive warrants that no such applications are pending at the time this Agreement is executed.

13. Administrative Proceedings. Executive acknowledges and understands that this Agreement does not prohibit or prevent Executive from filing a charge with a federal agency, including the Equal Employment Opportunity Commission (the “EEOC”) or equivalent state agency or from participating in a federal or state agency investigation. Notwithstanding the foregoing, Executive waives any right to any monetary recovery should any party, including, without limitation, any federal, state or local governmental entity or administrative agency, pursue any claims on Executive’s behalf arising out of, relating to, or in any way connected with the Released Claims.

14. Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such holding shall not affect any other provisions hereof. In the event any provision is held illegal, invalid, or unenforceable, such provision shall be limited so as to effect the intent of the Parties to the fullest extent permitted by applicable law. Any claim by Executive against the Company shall not constitute a defense to enforcement by the Company.

15. Assignments. The Company may assign its rights under this Agreement. No other assignment is permitted except by written permission of the Parties.

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16. Enforcement. The releases contained herein do not release any claims for enforcement of the terms, conditions, or warranties contained in this Agreement. The Parties shall be free to pursue any remedies available to them to enforce this Agreement.

17. Survival of Restrictive Covenants and Other Provisions. Executive and the Company are parties to an Executive Employment Agreement dated as of [DATE] (the “Employment Agreement”). The Parties expressly acknowledge and agree that notwithstanding Paragraph 18 of this Agreement, Sections 8 (Non-Competition; Non-Solicitation; Anti-Raiding), 9 (Confidential Information), 10 (Equitable Remedies), and Sections 13-20 (to the extent required to interpret, enforce, and give effect to Sections 8, 9, and 10) of the Employment Agreement will continue in full force and effect; provided, however, that any provisions of the Employment Agreement that expire by their terms shall no longer have any force or effect.

18. Entire Agreement. Except as provided in Paragraph 17, this Agreement is the entire agreement between the Parties. Except as provided herein, this Agreement supersedes any and all prior oral or written promises or agreements between the Parties. Executive acknowledges that Executive has not relied on any promise, representation, or statement other than those set forth in this Agreement. This Agreement cannot be modified except in writing signed by all Parties.

19. Interpretation. The determination of the terms of, and the drafting of, this Agreement has been by mutual agreement after negotiation, with consideration by and participation of all Parties. Accordingly, the Parties agree that rules relating to the interpretation of contracts against the drafter of any particular clause shall not apply in the case of this Agreement. The term “Paragraph” shall refer to the enumerated paragraphs of this Agreement. The headings contained in this Agreement are for convenience of reference only and are not intended to limit the scope or affect the interpretation of any provision of this Agreement.

20. Choice of Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado, without regard to its conflict of laws rules. Venue shall be in the New York state or federal courts.

21. Waiver. The failure of any Party to insist upon strict performance of any of the terms or conditions of this Agreement shall not constitute a waiver of any of such Party’s rights hereunder.

22. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Confidential Severance and Release Agreement on the dates written below.

EXECUTIVE

●	Date

THE COMPANY

●	Date
By:
Title:

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